Ex. 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES FISCAL 2014

FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON — DECEMBER 2, 2014 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2014 fourth quarter and year ended September 30, 2014.

Revenues from continuing operations for the fourth quarter of fiscal 2014 were $162.8 million compared to revenues of $176.2 million for the fourth quarter of fiscal 2013. Income from continuing operations for the fourth quarter of 2014 was $2.4 million, or $0.20 per diluted share, compared to income from continuing operations of $17.3 million, or $1.44 per diluted share, in the fourth quarter of fiscal 2013 including special items. Excluding the special items, income from continuing operations for the fourth quarter of fiscal 2013 was $9.1 million, or $0.75 per diluted share. A reconciliation of this non-GAAP financial measure to net income is included in the financial tables below.

Michael A. Lucas, President and Chief Executive Officer, stated, “We are pleased that our fourth quarter results were better than anticipated, largely due to strong service related revenues along with lower than anticipated costs on a few large projects. Our operational improvement actions, both in the U.S. and Canada, are on track and are producing positive results. We remain focused on meeting customer schedules and improving efficiencies.

“Presently, demand for our products and services in our major markets remains solid as we ended fiscal 2014 with another quarter of strong bookings, resulting in record orders from continuing operations of $726 million for the full year. The recent decline in oil prices, however, may impact future capital projects as spending plans could be reduced if lower oil prices persist.”

New orders placed during the fourth quarter of fiscal 2014 totaled $199 million compared to $172 million in the third quarter of fiscal 2014 and compared to $196 million in the fourth quarter of fiscal 2013. The Company’s backlog as of September 30, 2014 was $507 million compared to $477 million as of June 30, 2014 and compared to $438 million at the end of last year’s fourth quarter.

FISCAL 2014 RESULTS

Revenues from continuing operations for fiscal 2014 were $647.8 million compared to revenues of $640.9 million for fiscal 2013. Income from continuing operations for fiscal 2014 was $19.6 million, or $1.62 per diluted share, compared to income from continuing operations of $39.7 million, or $3.32 per diluted share, in fiscal 2013 including special items. Excluding the special items, income from continuing operations for fiscal 2013 was $31.4 million, or $2.62 per diluted share. A reconciliation of this non-GAAP financial measure to net income is included in the financial tables below.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries currently expects full year fiscal 2015 revenues to range between $650 million and $710 million and full year fiscal 2015 earnings to range between $1.75 and $2.30 per diluted share.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, December 3, 2014 at 11:00 a.m. eastern time. To participate in the conference call, dial 201-689-8349 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 10, 2014. To access the replay, dial 201-612-7415 using a passcode of 13595294#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged, custom-engineered solutions and systems for the distribution and control of electrical energy. Powell markets include large industrial customers such as oil and gas refiners, offshore oil and gas producers, petrochemical plants, pipelines, gas and liquid terminals, pulp and paper producers, mining and metal operations, traction power facilities, and electric utilities. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Years Ended
	Sept 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013
(In thousands, except per share data)
	(Unaudited)
Revenues	$162,847	$176,235	$647,814	$640,867
Cost of goods sold	137,101	136,281	522,340	502,375

Gross profit	25,746	39,954	125,474	138,492
Selling, general and administrative expenses	21,012	18,798	87,756	79,707
Restructuring and relocation expenses	—	2,210	—	3,927
Research and development expenses	1,821	1,944	7,608	7,615
Amortization expense	120	416	779	1,659

Operating income	2,793	16,586	29,331	45,584
Other income	(508)	—	(1,522)	(1,709)
Interest expense	32	51	178	202
Interest income	(3)	(7)	(13)	(35)

Income from continuing operations before income taxes	3,272	16,542	30,688	47,126
Income tax provision	843	(792)	11,068	7,387

Income from continuing operations	2,429	17,334	19,620	39,739
Income from discontinued operations, net of tax	—	1,234	9,604	2,337

Net income	$2,429	$18,568	$29,224	$42,076

Earnings per share:
Continuing operations	$0.20	$1.45	$1.63	$3.32
Discontinued operations	$—	$0.10	$0.80	$0.20

Basic earnings per share	$0.20	$1.55	$2.43	$3.52

Continuing operations	$0.20	$1.44	$1.62	$3.32
Discontinued operations	$—	$0.10	$0.80	$0.19

Diluted earnings per share	$0.20	$1.54	$2.42	$3.51

Weighted average shares:
Basic	12,015	11,970	12,003	11,948
Diluted	12,071	12,028	12,058	11,994
SELECTED FINANCIAL DATA:
Depreciation and Amortization	$3,737	$2,415	$12,165	$10,190

Capital Expenditures	$5,199	$20,641	$16,495	$74,369

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2014	2013
(In thousands)	(Unaudited)
Assets:
Current assets	$357,327	$341,931
Current assets held for sale	—	15,409
Property, plant and equipment (net)	156,896	144,495
Long-term assets	27,220	28,924
Long-term assets held for sale	—	144

Total assets	$541,443	$530,903

Liabilities & equity:
Current liabilities	$158,099	$150,215
Current liabilities held for sale	—	17,848
Long-term debt and capital lease obligations, net of current maturities	2,800	3,200
Deferred and other long-term liabilities	9,447	4,210
Long-term liabilities held for sale	—	204
Stockholders’ equity	371,097	355,226

Total liabilities and stockholders’ equity	$541,443	$530,903

POWELL INDUSTRIES, INC. & SUBSIDIARIES

NON-GAAP NET INCOME RECONCILIATION

	Three Months Ended		Years Ended
(In thousands)	Sept 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013
	(Unaudited)		(Unaudited)
Net Income:
Income from continuing operations	$2,429	$17,334	$19,620	$39,739
Canadian project claim settlement, net of tax	—	(2,850)	—	(2,850)
Gain on settlement, net of tax	—	—	—	(1,328)
Restructuring and relocation expenses, net of tax	—	1,654	—	2,964
Release of Canadian tax valuation allowance	—	(7,079)	—	(7,079)

Non-GAAP net income	$2,429	$9,059	$19,620	$31,446

Diluted shares outstanding	12,071	12,028	12,058	11,994
Diluted Earnings Per Share:
Earnings per share	$0.20	$1.44	$1.62	$3.32
Non-GAAP earnings per share	$0.20	$0.75	$1.62	$2.62

For all periods presented, the Company defines non-GAAP net income as net income which excludes: 1) Canadian project claim settlement, net of tax; 2) Gain on legal settlement, net of tax; 3) Restructuring and relocation expenses, net of tax; and 4) Release of Canadian tax valuation allowance. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. However, the Company believes by excluding these items, these non-GAAP financial measures are helpful in comparing the historical results to current results and measuring operating earnings trends. The Company also believes the disclosure of non-GAAP net income will help investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

The non-GAAP adjustments, and the basis for excluding them from GAAP financial measures, are outlined below:

•	Canadian project claim settlement, net of tax – In the fourth quarter of fiscal 2013, a project claim recovery was received on a large industrial project at Powell Canada. This project experienced significant delays and cost overruns in fiscal 2012.

•	Gain on settlement, net of tax – In the second quarter of fiscal 2013, we settled a lawsuit filed against the previous owners of Powell Canada.

•	Restructuring and relocation expenses, net of tax – Significant expenses were incurred related to relocation efforts in connection with the construction of two new manufacturing facilities in fiscal 2013. We also incurred expenses related to the restructuring of our operations in the United Kingdom in fiscal 2013.

•	Release of Canadian tax valuation allowance - In the fourth quarter of fiscal 2013, we released a tax valuation allowance recorded as an offset to prior years’ Canadian pre-tax losses because we believed it is more likely than not that market conditions and our operating results going forward will allow us to realize the deferred tax assets associated with prior year losses in Canada.

Due to the nature of these items, the Company does not believe that these items reflect its ongoing operations.

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